Exhibit 99

For Immediate Release

Allstate Reports 2004 Third Quarter Results
Underlying Business Continues to be Strong

NORTHBROOK, Ill., October 20, 2004 – The Allstate Corporation (NYSE: ALL) today reported for the third quarter of 2004:

Consolidated Highlights(1)

	Three Months Ended September 30,
($ in millions, except per share amounts, ratios and percentages)	Est. 2004	2003	Change
			$ Amt	%
Consolidated revenues	$8,442	$8,127	$315	3.9%
Net income	56	691	(635)	(91.9)%
Net income per diluted share	0.09	0.97	(0.88)	(90.7)%
Operating income(1)	49	638	(589)	(92.3)%
Operating income per diluted share(1)	0.08	0.91	(0.83)	(91.2)%
Property-Liability combined ratio	110.5	95.9	—	14.6	pts
Effect of catastrophes on combined ratio	26.0	6.1	—	19.9	pts
Effect of catastrophes on Net income per diluted share	1.59	0.35	1.24	—
Book value per diluted share	30.33	27.45	2.88	10.5%
Operating income return on equity(1)	16.5	16.0	—	0.5	pts

•                  Property-Liability premiums written(1) grew 5.0% over the third quarter of 2003, driven largely by an increase in policies in force. Growth in policies in force for the core Allstate brand standard auto and homeowners lines accelerated to 5.4% and 6.2%, respectively, from the third quarter of 2003 and total Allstate brand policies in force increased 3.6%.  Allstate brand standard auto and homeowners new business premiums written increased 7.7% and 10.5%, respectively, as compared to the third quarter of 2003, and retention for these lines increased by 0.6 pts and 0.8 pts, with total premiums written growing 6.0% and 7.9%, respectively.

•                  Property-Liability underwriting loss(1) was $685 million compared to underwriting income of $255 million in the third quarter of 2003 due to higher catastrophes and prior year net unfavorable reserve re-estimates partially offset by increased premiums earned and continued favorable auto and homeowners loss frequencies excluding catastrophes.

•      Pre-tax catastrophe losses in the third quarter totaled $1.71 billion compared to $378 million in the third quarter of 2003.

•                  Allstate Financial premiums and deposits(1) increased to $4.02 billion in the third quarter of 2004. Operating income(1) was $151 million, an increase of 11.9% over the third quarter of 2003.

•      Allstate’s annual operating income per diluted share guidance(1) for 2004 (assuming the level of average expected catastrophe losses used in pricing for the remainder of the year) is in the range of $4.15 to $4.40, compared to the range announced on July 19 of $5.40 to $5.65. The reduction in guidance corresponds to the amount of catastrophe losses incurred in the third quarter that were greater than the expected average used in pricing.

(1)          Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) and operating measures are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP and Operating Measures” section of this document.

“This has been an exceptionally difficult quarter, particularly for our customers who filed more than 205,000 claims for damage to their property from four very powerful, destructive hurricanes. Our hearts truly go out to those who have suffered and endured the havoc caused by Hurricanes Charley, Frances, Ivan and Jeanne,” said Chairman, President and CEO Edward M. Liddy.

“While the losses sustained from catastrophes are the dominant factor discussed in this quarter’s report, I also want our shareholders to know how very proud I am of the thousands of Allstate claim representatives, agents, and support staff that have rallied over the past few months to ensure that our policyholders were cared for in their time of need. We have managed through the storms quite well and while the work to help put people’s lives back together is not yet done, we are making good progress. We will continue to work to let our policyholders know they are in Good Hands® with Allstate.

“Last week we announced that the losses from the four hurricanes are estimated to be approximately $1.06 billion after-tax, net of recoveries from the Florida Hurricane Catastrophe Fund. Despite catastrophe losses in the quarter that are nearly four times our expected average, our business and the execution of our strategy continues to be healthy and strong.

“For Allstate Protection, net written premium and earned premium were up 5.0 percent and 5.2 percent, respectively over the third quarter of last year. Our trend of solid growth in policies-in-force (PIF) also continued in the quarter. Overall Allstate brand PIF was up 3.6 percent over the third quarter of 2003 with more than one million policies added compared to prior year. Most of the growth in PIF is the result of very solid growth for Allstate brand standard auto, which grew 5.4 percent compared to the third quarter of 2003. Allstate brand homeowners also showed strong results in the quarter with PIF increasing 6.2 percent over the prior year quarter.

“Retention of auto and homeowners policies maintained the strong trends we have seen throughout the year and contributed to the good results we experienced in written and earned premium and growth in PIF. These good retention results are particularly encouraging given the increased marketing and advertising efforts we saw from some competitors.

“Auto and homeowners claim frequency trends excluding catastrophes in the quarter also continued their favorable pattern from previous quarters and as compared to the prior year quarter. Auto severities also continue to trend favorably.  And despite the heavy the catastrophe losses in the third quarter, the combined ratio for Allstate brand homeowners was 97.8 for the nine months ended September 2004.

“Allstate Financial results are encouraging. Operating income was up nearly 12 percent at $151 million compared to the third quarter of 2003. The improvement in operating income was primarily due to lower operating expenses and increased margins from higher assets under management. Premiums and deposits were more than $4 billion in the quarter as we achieved record premiums and deposits from our retail distribution channels.

“In the quarter, Allstate exclusive agencies generated $520 million in new sales of financial products(1), an increase of 20 percent as compared to the third quarter of 2003.

“Though it is still early in the execution of our strategy for Allstate Financial, these solid results are an early indication of the progress we are making.

“Overall, we are pleased with our underlying performance in the quarter. When tested by an unprecedented series of hurricanes, we fared well. Despite incurring more than $2 billion in catastrophe losses for the first nine months of 2004, we still grew operating income per diluted share by 10.3 percent compared to the nine months ended September 2003, which serves as evidence of our strong performance. We remain highly confident in our business strategy and execution capabilities.”

Consolidated Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share and return amounts)	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended September 30, 2004

Consolidated revenues	$8,442	$8,127	$25,057	$23,887	• Higher premiums earned in Property-Liability, higher net investment income, partially offset by lower realized capital gains and lower life and annuity premiums and contract charges.

Operating income	49	638	2,105	1,910	• Decrease in Property-Liability operating income of $608.

Realized capital gains and losses, after-tax	37	73	180	76	• See the Components of realized capital gains and losses (pretax) table.

Loss on disposition of operations, after-tax	(5)	(8)	(22)	(6)

Cumulative effect of change in accounting principle, after-tax	—	(1)	(175)	(1)

Net income	56	691	2,039	1,944	• Decrease in Property-Liability operating income.

Net income per share (diluted)	0.09	0.97	2.90	2.75

Operating income per share (diluted)	0.08	0.91	2.99	2.71

Net shares outstanding	689.1	702.8	689.1	702.8	• During the third quarter of 2004, Allstate purchased 8.2 million shares of its stock for $387 million, leaving $396 million remaining in the current $1.5 billion authorization.

Weighted average shares outstanding (diluted)	696.8	706.0	703.5	705.9

Return on equity	13.9	12.9	13.9	12.9	• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Operating income return on equity	16.5	16.0	16.5	16.0	• See the return on equity calculation in the Definitions of Non-GAAP and Operating Measures section of this document.

Book value per diluted share	30.33	27.45	30.33	27.45

•  At September 30, 2004 and 2003, net unrealized gains on fixed income securities, after-tax, totaling $2,164 and $2,478, respectively, represented $3.12 and $3.51, respectively, of book value per diluted share.

•                  Book value per diluted share increased 10.5% compared to September 30, 2003 and 4.4% compared to December 31, 2003.  Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities increased 13.7% to $27.21 at September 30, 2004 compared to September 30, 2003, and 5.5% compared to December 31, 2003.

Property-Liability Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except ratios)	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended September 30, 2004
Property-Liability net premiums written	$6,958	$6,629	$20,032	$18,988	• See the Property-Liability premiums written by market segment table.

Property-Liability revenues	7,094	6,756	21,092	19,794	• Premiums earned increased $321 or 5.2%.

Underwriting (loss) / income	(685)	255	1,068	849

•  Higher catastrophe losses and net unfavorable prior year reserve re-estimates, partially offset by higher premiums earned and continued favorable auto and homeowners non-catastrophe loss frequencies. See the Allstate Protection market segment analysis table.

Net investment income	443	417	1,310	1,242	• Higher portfolio balances due to positive cash flows from operations, partially offset by lower yields.

Operating (loss) income	(75)	533	1,773	1,647	• Decrease of $614 in underwriting results, after-tax.

Realized capital gains and losses, after-tax	69	70	272	120	• See the Components of realized capital gains and losses (pretax)table.

Net (loss) income	(6)	603	2,045	1,769	• Lower operating income.

Catastrophe losses	1,706	378	2,056	1,077

Ratios:

Property-Liability combined ratio	110.5	95.9	94.5	95.4

Effect of Discontinued Lines and Coverages	4.9	7.6	3.3	3.1

Allstate Protection combined ratio	105.6	88.3	91.2	92.3

Effect of catastrophe losses	26.0	6.1	10.6	5.9

•                  Allstate brand standard auto and homeowners policies in force (PIF) increased 5.4% and 6.2%, respectively, from September 30, 2003 levels compared to increases of 4.9% and 5.7%, respectively, in the second quarter of 2004 over the second quarter of 2003.  Both standard auto and homeowners experienced growth in most states.

•                  Allstate brand standard auto and homeowners new business premiums written grew 7.7% and 10.5%, respectively, in the quarter. In addition to higher new business premiums written during the third quarter of 2004 compared to the prior year third quarter, the retention ratios for Allstate brand standard auto and homeowners increased to 90.9 and 88.6, respectively, in the third quarter of 2004.

•                  Prior year net unfavorable reserve re-estimates totaled $84 million, resulting from a $314 million unfavorable re-estimate for Discontinued Lines and Coverages, partially offset by a $230 million favorable re-estimate for Allstate Protection.  The Allstate Protection net reserve re-estimates reflect lower actual claim severity trends than anticipated in previous estimates.  See the Discontinued Lines and Coverages section of this document for more details on the reserve re-estimate in that segment.

Allstate Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003	Discussion of Results for the Three Months Ended September 30, 2004
Premiums and deposits	$4,017	$4,000	$11,756	$9,792	• Higher sales of fixed annuities, partially offset by lower sales of variable annuity products and funding agreements. See the Allstate Financial premiums and deposits table.

Allstate Financial revenues	1,323	1,358	3,893	4,051	• Lower direct response premiums and higher realized capital losses partially offset by higher net investment income and contract charges.

Operating income	151	135	409	348	• Lower operating expenses and higher gross margin, partially offset by the disposition of the majority of our direct response distribution business and increased amortization of DAC and DSI.

Realized capital gains and losses, after-tax	(33)	4	(90)	(42)	• See the Components of realized capital gains and losses (pretax) table.

Loss on disposition of operations, after-tax	(5)	(9)	(22)	(9)	• Loss on disposition of a portion of our direct response business.

Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—

Net income	88	119	73	267	• Higher operating income, offset by higher realized capital losses.

•                  Total investments as of September 30, 2004 increased 12.8% over year end due to strong sales of fixed annuities and funding agreements.

•                  The weighted average interest crediting rate on fixed annuity and interest-sensitive life products in force, excluding market value adjusted annuities, was approximately 50 basis points more than the underlying long-term guaranteed rates on these products for the quarter ended September 30, 2004.

•                  Operating income includes a $6 million increase in the third quarter of 2004 over the third quarter of 2003 due to lower net expenses related to the direct response distribution business. The disposition of the majority of this business reduced total revenues by $54 million, benefits by $34 million, operating costs and expenses by $19 million and amortization of deferred acquisition costs (DAC) by $9 million.

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per share data)	Est. 2004	2003 (1)	Percent Change	Est. 2004	2003 (1)	Percent Change

Revenues
Property-liability insurance premiums	$6,551	$6,230	5.2	$19,382	$18,375	5.5
Life and annuity premiums and contract charges	508	538	(5.6)	1,508	1,710	(11.8)
Net investment income	1,333	1,246	7.0	3,906	3,697	5.7
Realized capital gains and losses	50	113	(55.8)	261	105	148.6
Total revenues	8,442	8,127	3.9	25,057	23,887	4.9

Costs and expenses
Property-liability insurance
claims and claims expense	5,661	4,506	25.6	13,668	13,184	3.7
Life and annuity contract benefits	401	424	(5.4)	1,174	1,380	(14.9)
Interest credited to contractholder funds	505	467	8.1	1,455	1,380	5.4
Amortization of deferred policy acquisition costs	1,124	1,015	10.7	3,251	2,989	8.8
Operating costs and expenses	738	716	3.1	2,241	2,197	2.0
Restructuring and related charges	(1)	19	(105.3)	26	56	(53.6)
Interest expense	76	70	8.6	223	204	9.3
Total costs and expenses	8,504	7,217	17.8	22,038	21,390	3.0

Loss on disposition of operations	(6)	(12)	50.0	(17)	(9)	(88.9)

(Loss) income from operations before income tax expense, dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	(68)	898	(107.6)	3,002	2,488	20.7

Income tax (benefit) expense	(124)	206	(160.2)	788	538	46.5

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	56	692	(91.9)	2,214	1,950	13.5

Dividends on preferred securities of subsidiary trust	—	—	—	—	(5)	100.0

Cumulative effect of change in accounting principle, after-tax	—	(1)	100.0	(175)	(1)	—

Net income	$56	$691	(91.9)	$2,039	$1,944	4.9

Net income per share - Basic	$0.10	$0.98		$2.92	$2.76

Weighted average shares - Basic	692.1	703.3		698.8	703.5

Net income per share - Diluted	$0.09	$0.97		$2.90	$2.75

Weighted average shares - Diluted	696.8	706.0		703.5	705.9

(1)    To conform to current period presentations, certain prior period balances have been reclassified.

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions, except per share data)	Est. 2004	2003 (1)	Percent Change	Est. 2004	2003 (1)	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$48	$650	(92.6)	$2,122	$1,946	9.0
Restructuring and related charges, after-tax	(1)	12	(108.3)	17	36	(52.8)

Operating income	49	638	(92.3)	2,105	1,910	10.2

Realized capital gains and losses, after-tax	37	73	(49.3)	180	76	136.8
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(15)	(4)	—	(28)	(20)	(40.0)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(7)	(42.9)	(21)	(10)	(110.0)
Loss on disposition of operations, after-tax	(5)	(8)	37.5	(22)	(6)	—
Dividends on preferred securities of subsidiary trust	—	—	—	—	(5)	100.0
Cumulative effect of change in accounting principle, after-tax	—	(1)	100.0	(175)	(1)	—

Net income	$56	$691	(91.9)	$2,039	$1,944	4.9

Income per share (Diluted)

Operating income before the impact of restructuring and related charges	$0.08	$0.93	(91.4)	$3.01	$2.76	9.1
Restructuring and related charges, after-tax	—	0.02	(100.0)	0.02	0.05	(60.0)

Operating income	0.08	0.91	(91.2)	2.99	2.71	10.3

Realized capital gains and losses, after-tax	0.06	0.10	(40.0)	0.26	0.10	160.0
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(0.02)	(0.01)	(100.0)	(0.04)	(0.03)	(33.3)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.02)	(0.01)	(100.0)	(0.03)	(0.01)	—
Loss on disposition of operations, after-tax	(0.01)	(0.01)	—	(0.03)	(0.01)	—
Dividends on preferred securities of subsidiary trust	—	—	—	—	—	—
Cumulative effect of change in accounting principle, after-tax	—	(0.01)	100.0	(0.25)	(0.01)	—

Net income	$0.09	$0.97	(90.7)	$2.90	$2.75	5.5

Book value per share - Diluted	$30.33	$27.45	10.5	$30.33	$27.45	10.5

(1)   To conform to current period presentations, certain prior period balances have been reclassified.

(2)   Includes amortization expense on deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”) relating to realized capital gains and losses.

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended September 30, 2004 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$(20)	$(23)	$—	$(43)
Settlements of derivative instruments	(50)	(4)	1	(53)
Dispositions (2)	189	3	—	192
Investment write-downs	(19)	(27)	—	(46)

Total	$100	$(51)	$1	$50

	Nine Months Ended September 30, 2004 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$(23)	$(49)	$(1)	$(73)
Settlements of derivative instruments	(65)	(4)	—	(69)
Dispositions	522	(9)	(2)	511
Investment write-downs	(34)	(73)	(1)	(108)

Total	$400	$(135)	$(4)	$261

	Three Months Ended September 30, 2003 (1)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$1	$35	$—	$36
Settlements of derivative instruments	(10)	14	—	4
Dispositions	126	(16)	(2)	108
Investment write-downs	(8)	(26)	(1)	(35)

Total	$109	$7	$(3)	$113

	Nine Months Ended September 30, 2003 (1)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Valuation of derivative instruments	$6	$10	$—	$16
Settlements of derivative instruments	(2)	20	—	18
Dispositions	254	48	(3)	299
Investment write-downs	(81)	(146)	(1)	(228)

Total	$177	$(68)	$(4)	$105

(1)          To conform to current period presentations, certain prior period balances have been reclassified.

(2)          Includes $90 million of net capital gains from a repositioning of the equity portfolio and $49 million of net capital gains from the liquidation of the Allstate Floridian portfolio in anticipation of liquidity needs to settle hurricane catastrophe claims.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2004	2003 (1)	Est. 2004	2003 (1)
Property-Liability
Premiums written	$6,958	$6,629	$20,032	$18,988
Premiums earned	$6,551	$6,230	$19,382	$18,375
Claims and claims expense	5,661	4,506	13,668	13,184
Amortization of deferred policy acquisition costs	985	905	2,858	2,590
Operating costs and expenses	592	546	1,767	1,697
Restructuring and related charges	(2)	18	21	55
Underwriting (loss) income	(685)	255	1,068	849
Net investment income	443	417	1,310	1,242
Income tax (benefit) expense on operations	(167)	139	605	444
Operating (loss) income	(75)	533	1,773	1,647
Realized capital gains and losses, after-tax	69	70	272	120
Gain on disposition of operations, after-tax	—	1	—	3
Cumulative effect of change in accounting principle, after-tax	—	(1)	—	(1)
Net (loss) income	$(6)	$603	$2,045	$1,769
Catastrophe losses	$1,706	$378	$2,056	$1,077
Operating ratios
Claims and claims expense ratio	86.4	72.3	70.5	71.8
Expense ratio	24.1	23.6	24.0	23.6
Combined ratio	110.5	95.9	94.5	95.4
Effect of catastrophe losses on combined ratio	26.0	6.1	10.6	5.9
Effect of restructuring and related charges on combined ratio	—	0.3	0.1	0.3
Effect of Discontinued Lines and Coverages on combined ratio	4.9	7.6	3.3	3.1

Allstate Financial
Premiums and deposits	$4,017	$4,000	$11,756	$9,792
Investments including Separate Accounts assets	$84,247	$74,890	$84,247	$74,890
Premiums and contract charges	$508	$538	$1,508	$1,710
Net investment income	866	813	2,520	2,409
Periodic settlements and accruals on non-hedge derivative instruments	15	10	33	15
Contract benefits	401	424	1,174	1,380
Interest credited to contractholder funds	505	467	1,452	1,380
Amortization of deferred policy acquisition costs	116	104	353	368
Operating costs and expenses	143	169	465	498
Restructuring and related charges	1	1	5	1
Income tax expense on operations	72	61	203	159
Operating income	151	135	409	348
Realized capital gains and losses, after-tax	(33)	4	(90)	(42)
DAC and DSI amortization relating to realized capital gains and losses, after-tax (2)	(15)	(4)	(28)	(20)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(7)	(21)	(10)
Loss on disposition of operations, after-tax	(5)	(9)	(22)	(9)
Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—
Net income	$88	$119	$73	$267

Corporate and Other
Net investment income	$24	$16	$76	$46
Operating costs and expenses	79	71	232	206
Income tax benefit on operations	(28)	(25)	(79)	(75)
Operating loss	(27)	(30)	(77)	(85)
Realized capital gains and losses, after-tax	1	(1)	(2)	(2)
Dividends on preferred securities of subsidiary trust	—	—	—	(5)
Net loss	$(26)	$(31)	$(79)	$(92)

Consolidated net income	$56	$691	$2,039	$1,944

(1)          To conform to current period presentations, certain prior period balances have been reclassified.

(2)          Includes amortization expense on deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”) relating to realized capital gains and losses.

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2004	2003	Percent Change	Est. 2004	2003	Percent Change

Consolidated Underwriting Summary
Allstate Protection	$(370)	$726	(151.0)	$1,707	$1,411	21.0
Discontinued Lines and Coverages	(315)	(471)	33.1	(639)	(562)	(13.7)
Underwriting (loss) income	$(685)	$255	—	$1,068	$849	25.8

Allstate Protection Underwriting Summary
Premiums written	$6,957	$6,627	5.0	$20,029	$18,978	5.5
Premiums earned	$6,550	$6,228	5.2	$19,378	$18,364	5.5
Claims and claims expense	5,347	4,036	32.5	13,032	12,618	3.3
Amortization of deferred policy acquisition costs	986	905	9.0	2,858	2,590	10.3
Operating costs and expenses	589	543	8.5	1,760	1,690	4.1
Restructuring and related charges (1)	(2)	18	(111.1)	21	55	(61.8)
Underwriting (loss) income	$(370)	$726	(151.0)	$1,707	$1,411	21.0

Catastrophe losses	$1,706	$378	—	$2,056	$1,077	90.9

Operating ratios
Claims and claims expense ratio	81.6	64.8		67.3	68.7
Expense ratio (2)	24.0	23.5		23.9	23.6
Combined ratio	105.6	88.3		91.2	92.3

Effect of catastrophe losses on combined ratio	26.0	6.1		10.6	5.9

Effect of restructuring and related charges on combined ratio	—	0.3		0.1	0.3

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$1	$2	(50.0)	$3	$10	(70.0)
Premiums earned	$1	$2	(50.0)	$4	$11	(63.6)
Claims and claims expense	314	470	(33.2)	636	566	12.4
Operating costs and expenses	2	3	(33.3)	7	7	—
Underwriting loss	$(315)	$(471)	33.1	$(639)	$(562)	(13.7)

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	4.9	7.6		3.3	3.1

(1)          In the third quarter of 2004, the Company released a prior year accrual of $10 million relating to post-exit rent expense as a result of the Company’s decision to occupy previously vacant leased space for the remainder of the lease term.

(2)          Increases in expenses for agency incentive compensation and marketing added 0.8 points to the expense ratio for the nine months ended September 30, 2004.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in millions)	Est. 2004	2003	Percent Change	Est. 2004	2003	Percent Change

Allstate brand
Standard auto	$3,725	$3,515	6.0	$10,880	$10,216	6.5
Non-standard auto	454	491	(7.5)	1,381	1,520	(9.1)
Auto	4,179	4,006	4.3	12,261	11,736	4.5

Involuntary auto	45	60	(25.0)	183	179	2.2
Commercial lines	222	210	5.7	694	639	8.6
Homeowners	1,583	1,467	7.9	4,235	3,874	9.3
Other personal lines	376	350	7.4	1,074	1,005	6.9

	6,405	6,093	5.1	18,447	17,433	5.8
Encompass brand (2)
Standard auto	327	315	3.8	932	925	0.8
Non-standard auto (Deerbrook)	37	42	(11.9)	119	128	(7.0)
Auto	364	357	2.0	1,051	1,053	(0.2)

Involuntary auto	8	10	(20.0)	31	30	3.3
Homeowners	150	139	7.9	416	387	7.5
Other personal lines	30	28	7.1	84	75	12.0

	552	534	3.4	1,582	1,545	2.4

Allstate Protection	6,957	6,627	5.0	20,029	18,978	5.5

Discontinued Lines and Coverages	1	2	(50.0)	3	10	(70.0)

Property-Liability (1)	$6,958	$6,629	5.0	$20,032	$18,988	5.5

Allstate Protection
Standard auto	$4,052	$3,830	5.8	$11,812	$11,141	6.0
Non-standard auto	491	533	(7.9)	1,500	1,648	(9.0)
Auto	4,543	4,363	4.1	13,312	12,789	4.1

Involuntary auto	53	70	(24.3)	214	209	2.4
Commercial lines	222	210	5.7	694	639	8.6
Homeowners	1,733	1,606	7.9	4,651	4,261	9.2
Other personal lines	406	378	7.4	1,158	1,080	7.2

	$6,957	$6,627	5.0	$20,029	$18,978	5.5

(1)          For the three months ended September 30, 2004, growth of Property-Liability premiums written was negatively impacted by 0.5% due to reinsurance transactions in the current year and reductions in assignments from the New York Assigned Risk Plan. In addition, growth of Property-Liability premiums earned was negatively impacted by 0.5% for these same reasons. For the nine months ended September 30, 2004, growth of Property-Liability premiums written and premiums earned were negatively impacted by 0.3% due to accruals for Texas rate refunds and reinsurance transactions in the current year.

(2)          The Encompass brand name was adopted in the third quarter of 2004 and replaces the previous name for this line of business, Ivantage.

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY NET RATE CHANGES APPROVED (1)

	Three Months Ended September 30, 2004
	Number of States	Weighted Average Rate Change (%)	Annual Impact of Rate Changes on State Specific Premiums Written (%)
Allstate brand
Standard auto	8	0.4	3.8
Non-standard auto	—	—	—
Homeowners	4	0.3	5.0

Encompass brand (2)
Standard auto	11	1.0	7.7
Non-standard auto (Deerbrook)	2	(0.3)	(3.2)
Homeowners	11	0.9	4.2

	Nine Months Ended September 30, 2004
	Number of States	Weighted Average Rate Change (%)	Annual Impact of Rate Changes on State Specific Premiums Written (%)
Allstate brand
Standard auto	18	0.7	2.7
Non-standard auto	3	1.4	4.6
Homeowners	9	0.3	3.2

Encompass brand (2)
Standard auto	24	2.4	4.5
Non-standard auto (Deerbrook)	9	2.1	3.8
Homeowners	24	5.1	7.2

(1)   Rate increases that are indicated based on a loss trend analysis to achieve a targeted return, will continue to be pursued in all locations and for all products.

(2)   The Encompass brand name was adopted in the third quarter of 2004 and replaces the previous name for this line of business, Ivantage.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended September 30,
	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
($ in millions)	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio

Allstate brand
Standard auto	$3,606	$3,392	62.6	65.7	61.5	64.8	23.8	23.7
Non-standard auto	451	507	48.8	55.0	47.2	54.2	20.6	19.8
Auto	4,057	3,899	61.1	64.3	59.9	63.5	23.4	23.2

Homeowners	1,347	1,242	128.7	59.7	42.2	37.4	23.4	22.8
Other (1)	628	586	123.1	71.2	54.9	65.4	27.2	23.2

Total Allstate brand	6,032	5,727	82.6	64.0	55.4	58.0	23.8	23.2

Encompass brand (2)
Standard auto	309	299	61.1	68.6	60.5	67.6	25.6	23.7
Non-standard auto (Deerbrook)	39	44	79.5	84.1	76.9	84.1	25.6	27.3
Auto	348	343	63.2	70.6	62.4	69.7	25.6	24.2

Homeowners	136	124	86.0	83.9	41.2	58.1	28.7	25.0
Other (1)	34	34	73.5	73.5	70.6	73.5	26.5	76.5

Total Encompass brand	518	501	69.9	74.1	57.3	67.1	26.4	27.9

Allstate Protection	$6,550	$6,228	81.6	64.8	55.6	58.7	24.0	23.5

	Nine Months Ended September 30,
	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
($ in millions)	Premiums Earned		Loss Ratio		Loss Ratio Excluding the Effect of Catastrophe Losses		Expense Ratio

Allstate brand
Standard auto	$10,639	$9,960	63.3	70.4	62.5	68.6	23.8	23.6
Non-standard auto	1,391	1,589	54.6	67.7	53.7	66.8	20.1	19.5
Auto	12,030	11,549	62.3	70.0	61.5	68.4	23.4	23.1

Homeowners	3,966	3,623	75.3	61.7	39.8	42.4	22.5	22.5
Other (1)	1,851	1,721	82.3	70.3	57.5	64.4	27.0	25.0

Total Allstate brand	17,847	16,893	67.3	68.3	56.3	62.4	23.5	23.1

Encompass brand (2)
Standard auto	909	894	61.4	72.0	60.6	71.1	28.0	27.9
Non-standard auto (Deerbrook)	124	120	78.2	83.3	77.4	83.3	25.8	29.2
Auto	1,033	1,014	63.4	73.4	62.6	72.6	27.8	28.0

Homeowners	394	367	71.3	77.9	50.3	57.8	29.7	29.2
Other (1)	104	90	85.6	61.1	82.7	57.8	28.8	43.3

Total Encompass brand	1,531	1,471	67.0	73.8	60.8	68.0	28.3	29.2

Allstate Protection	$19,378	$18,364	67.3	68.7	56.6	62.8	23.9	23.6

(1)   Other includes involuntary auto, commercial lines and other personal lines.

(2)   The Encompass brand name was adopted in the third quarter of 2004 and replaces the previous name of this line of business, Ivantage.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended September 30,
	Pretax Reserve Re-estimates		Effect of Pretax Reserve Re-estimates on the Combined Ratio
($ in millions)	Est. 2004	2003	Est. 2004	2003

Auto	$(194)	$(139)	(3.0)	(2.3)
Homeowners	(5)	(32)	(0.1)	(0.5)
Other	(31)	31	(0.4)	0.5

Allstate Protection	(230)	(140)	(3.5)	(2.3)

Discontinued Lines and Coverages	314	471	4.8	7.6

Property-Liability	$84	$331	1.3	5.3

Allstate brand	$(233)	$(138)	(3.6)	(2.2)
Encompass brand (1)	3	(2)	0.1	(0.1)

Allstate Protection	$(230)	$(140)	(3.5)	(2.3)

	Nine Months Ended September 30,
	Pretax Reserve Re-estimates		Effect of Pretax Reserve Re-estimates on the Combined Ratio
($ in millions)	Est. 2004	2003	Est. 2004	2003

Auto	$(551)	$(177)	(2.8)	(1.0)
Homeowners	(112)	(17)	(0.6)	(0.1)
Other	(14)	52	(0.1)	0.3

Allstate Protection	(677)	(142)	(3.5)	(0.8)

Discontinued Lines and Coverages	636	566	3.3	3.1

Property-Liability	$(41)	$424	(0.2)	2.3

Allstate brand	$(682)	$(164)	(3.5)	(0.9)
Encompass brand (1)	5	22	—	0.1

Allstate Protection	$(677)	$(142)	(3.5)	(0.8)

(1)   The Encompass brand name was adopted in the third quarter of 2004 and replaces the previous name for this line of business, Ivantage.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
($ in millions)	Est. 2004	2003		Est. 2004	2003

Life Products
Interest-sensitive life	$352	$272	29.4	$1,023	$767	33.4
Traditional	82	105	(21.9)	238	284	(16.2)
Other	119	166	(28.3)	375	470	(20.2)
	553	543	1.8	1,636	1,521	7.6

Annuities
Fixed annuities - deferred	2,011	1,471	36.7	4,613	3,751	23.0
Fixed annuities - immediate	166	174	(4.6)	554	617	(10.2)
Variable annuities	330	621	(46.9)	1,220	1,555	(21.5)
	2,507	2,266	10.6	6,387	5,923	7.8

Institutional Products
Indexed funding agreements	—	125	(100.0)	1	390	(99.7)
Funding agreements backing medium-term notes	850	949	(10.4)	3,448	1,667	106.8
Other	3	3	—	3	7	(57.1)
	853	1,077	(20.8)	3,452	2,064	67.2

Bank Deposits	104	114	(8.8)	281	284	(1.1)

Total	$4,017	$4,000	0.4	$11,756	$9,792	20.1

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	September 30, 2004 (Est.)	December 31, 2003
Assets
Investments
Fixed income securities, at fair value (amortized cost $89,351 and $82,607)	$94,544	$87,741
Equity securities, at fair value (cost $4,644 and $4,028)	5,624	5,288
Mortgage loans	7,695	6,539
Short-term	4,691	1,815
Other	1,741	1,698
Total investments	114,295	103,081

Cash	370	366
Premium installment receivables, net	4,824	4,386
Deferred policy acquisition costs	4,833	4,842
Reinsurance recoverables, net	3,844	3,121
Accrued investment income	1,069	1,068
Property and equipment, net	1,001	1,046
Goodwill	828	929
Other assets	3,395	1,878
Separate Accounts	13,313	13,425
Total assets	$147,772	$134,142
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,843	$17,714
Reserve for life-contingent contract benefits	11,561	11,020
Contractholder funds	53,478	47,071
Unearned premiums	9,983	9,187
Claim payments outstanding	710	698
Other liabilities and accrued expenses	11,748	8,283
Deferred income taxes	699	1,103
Short-term debt	99	3
Long-term debt	5,300	5,073
Separate Accounts	13,313	13,425
Total liabilities	126,734	113,577

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 689 million and 704 million shares outstanding	9	9
Additional capital paid-in	2,686	2,614
Retained income	23,093	21,641
Deferred compensation expense	(166)	(194)
Treasury stock, at cost (211 million and 196 million shares)	(7,028)	(6,261)
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	2,802	3,125
Unrealized foreign currency translation adjustments	1	(10)
Minimum pension liability adjustment	(359)	(359)
Total accumulated other comprehensive income	2,444	2,756
Total shareholders’ equity	21,038	20,565
Total liabilities and shareholders’ equity	$147,772	$134,142

Discontinued Lines and Coverages Reserves

The Discontinued Lines and Coverages segment includes results from insurance coverage that we no longer write and results for certain commercial and other businesses in run-off.  Our exposure to asbestos, environmental and other discontinued lines claims is reported in this segment.  This segment is managed by a designated group of professionals with expertise in claims handling, policy coverage interpretation and exposure identification.  As part of its responsibilities, this group is also regularly engaged in policy buybacks, settlements and reinsurance assumed and ceded commutations.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	Est. 2004	2003	Est. 2004	2003

Premiums written	$1	$2	$3	$10

Premiums earned	$1	$2	$4	$11
Claims and claims expense	(314)	(470)	(636)	(566)
Other costs and expenses	(2)	(3)	(7)	(7)
Underwriting loss	$(315)	$(471)	$(639)	$(562)

Underwriting loss of $315 million in the third quarter was primarily related to a $247 million re-estimate of asbestos reserves and a related $61 million increase of the allowance for future uncollectible reinsurance recoverables.  The underwriting loss in the first nine months of 2004 was primarily due to re-estimates of asbestos reserves and the allowance for future uncollectible reinsurance recoverables.  The underwriting loss in the third quarter of 2003 and first nine months of 2003 was primarily due to re-estimates of asbestos reserves.

During the third quarter, we completed our annual comprehensive “ground up” review of reserves for the Discontinued Lines and Coverages segment.  This review employed established industry and actuarial best practices within the context of the legal, legislative and economic environment, and it was conducted in addition to quarterly assessments in which we review reserves to determine if any intervening significant events or developments require adjustments to reserves.  Reserve re-estimates are recorded in the reporting period in which they are determined.

Our net asbestos reserves by type of exposure and total reserve additions by quarter are shown in the following table.

	Est. September 30, 2004			December 31, 2003
($ in millions)	Number of Active Policyholders	Est. Net Asbestos Reserves	% of Asbestos Reserves	Number of Active Policyholders	Net Asbestos Reserves	% of Asbestos Reserves
Direct policyholders
-Primary	54	$24	1%	52	$28	3%
-Excess	315	297	20	286	201	19
Total direct policyholders	369	321	21%	338	229	22%
Assumed reinsurance		234	16		191	17
Incurred but not reported claims (“IBNR”)		942	63		659	61
Total net reserves		$1,497	100%		$1,079	100%

Reserve additions
-First Quarter		$—			$34
-Second Quarter		216			38
-Third Quarter		247			442
Nine months ended September 30		$463			$514

Net survival ratio
-Annual		22.1			14.2
-3-Year		15.0			10.9

Net survival ratio excluding commutations, policy buy-backs and settlement agreements
-Annual		28.4			24.2
-3-Year		30.0			22.2

During the first nine months of 2004, 50 direct primary and excess policyholders reported new claims, and claims of 19 policyholders were closed, so the number of direct policyholders with active claims increased by 31.

Reserve additions for asbestos in the third quarter of 2004, totaling $247 million, and in the first nine months of 2004, totaling $463 million, were primarily for products-related coverage.  They were essentially a result of a continuing level of increased claim activity being reported by excess insurance policyholders with existing active claims, and re-estimates of liabilities for increased assumed reinsurance cessions, as ceding companies (other insurance carriers) also experienced increased claim activity.  Increased claim activity over prior estimates has also resulted in an increased estimate for future claims reported.  These trends are consistent with the trends of other carriers in the industry, which we believe are related to increased publicity and awareness of coverage, ongoing litigation, potential congressional activity, and bankruptcy actions.  IBNR now represents 63% of total net asbestos reserves, 2 points higher than at December 31, 2003.  IBNR provides for estimated probable future unfavorable reserve development of known claims and future reporting of additional unknown claims from current and new direct active policyholders and ceding companies.

Our exposure to non-products-related losses represents approximately 5% of total asbestos case reserves.  We do not anticipate significant changes in this percentage as insureds’ retentions associated with excess insurance programs, which are our principal direct insurance, and assumed reinsurance exposure are seldom exceeded. We did not write direct primary insurance on policyholders with the potential for significant non-products-related loss exposure.

Our survival ratios, as updated above, are at levels we consider indicative of a strong asbestos reserve position.

To further limit our asbestos exposure, we have significant reinsurance, primarily to reduce our exposure to loss in our direct excess insurance business.  Our reinsurance recoverables are estimated to be approximately 39% of our gross estimated loss reserves.

To allow for potential uncollectible reinsurance related to the asbestos reserve increase, the allowance for uncollectible reinsurance was also increased by $61 million in the third quarter of 2004.  In the second quarter of 2004, the allowance was increased by $76 million, as we refined our bad debt allowance to provide a greater allowance for companies in run-off and/or those who have reorganized to limit or wall off their liabilities.  As of September 30, 2004, the allowance for uncollectible reinsurance is $229 million, or approximately 19% of total Discontinued Lines recoverables from reinsurers.

We believe that our reserves are appropriately established based on assessments of pertinent factors and characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders, assuming no change in the legal, legislative or economic environment.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments which are reported with realized capital gains and losses but included in operating income,

•      amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent that they resulted from the recognition of realized capital gains and losses, and

•      (loss) gain on disposition of operations, after-tax.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations and as an integral component for incentive compensation.  It reveals trends in our insurance and financial services businesses that may be obscured by the net effect of realized capital gains and losses and (loss) gain on disposition of operations.  These items may vary significantly between periods and are generally driven by business decisions and economic developments such as market conditions, the timing of which is unrelated to the insurance underwriting process.  Moreover, we reclassify periodic settlements on non-hedge derivative instruments into operating income to report them in a manner consistent with the economically hedged investment or product attributes (e.g. net investment income and interest credited to contractholder funds) and by doing so, appropriately reflect trends in product performance.  Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and nine months ended September 30, 2004 and 2003.

For the three months ended September 30,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
Operating (loss) / income	$(75)	$533	$151	$135	$49	$638	$0.08	$0.91

Realized capital gains and losses	100	109	(51)	7	50	113
Income tax benefit (expense)	(31)	(39)	18	(3)	(13)	(40)
Realized capital gains and losses, after-tax	69	70	(33)	4	37	73	0.06	0.10
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(15)	(4)	(15)	(4)	(0.02)	(0.01)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(10)	(7)	(10)	(7)	(0.02)	(0.01)
(Loss) gain on disposition of operations, after-tax	—	1	(5)	(9)	(5)	(8)	(0.01)	(0.01)
Income before cumulative effect of change in accounting principle, after-tax	(6)	604	88	119	56	692	0.09	0.98
Dividends on preferred securities of subsidiary trust, after-tax	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle, after-tax	—	(1)	—	—	—	(1)	—	(0.01)
Net income (loss)	$(6)	$603	$88	$119	$56	$691	$0.09	$0.97

For the nine months ended September 30,

	Property- Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003
Operating income	$1,773	$1,647	$409	$348	$2,105	$1,910	$2.99	$2.71

Realized capital gains and losses	400	177	(135)	(68)	261	105
Income tax benefit (expense)	(128)	(57)	45	26	(81)	(29)
Realized capital gains and losses, after-tax	272	120	(90)	(42)	180	76	0.26	0.10
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(28)	(20)	(28)	(20)	(0.04)	(0.03)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(21)	(10)	(21)	(10)	(0.03)	(0.01)
(Loss) gain on disposition of operations, after-tax	—	3	(22)	(9)	(22)	(6)	(0.03)	(0.01)
Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	2,045	1,770	248	267	2,214	1,950	3.15	2.76
Dividends on preferred securities of subsidiary trust, after-tax	—	—	—	—	—	(5)	—	—
Cumulative effect of change in accounting principle, after-tax	—	(1)	(175)	—	(175)	(1)	(0.25)	(0.01)
Net income (loss)	$2,045	$1,769	$73	$267	$2,039	$1,944	$2.90	$2.75

In this press release, we provide guidance on operating income per diluted share for 2004 (assuming a level of average expected catastrophe losses used in pricing for the remainder of the year).  A reconciliation of this measure to net income is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses including periodic settlements and accruals on non-hedge derivative instruments, which can vary substantially from one period to another and may have a significant impact on net income.  Because a forecast of realized capital gains and losses is not possible, neither is a forecast of the effects of amortization of DAC and DSI on realized capital gains and losses nor income taxes.  The other reconciling items between operating income and net income on a forward-looking basis are (loss) gain on disposition of operations, after-tax, and cumulative effect of changes in accounting principle, after-tax, which we assume to be zero for the remainder of the year.

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP.  Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results.  It is also an integral component of incentive compensation.  It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business.  A reconciliation of Property-Liability underwriting income to net income is provided in the Segment Results table.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the after-tax effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period:  the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle. Return on equity is the most directly comparable GAAP measure.  The following table shows the two computations.

	For the twelve months ended September 30,
($ in millions)	Est. 2004	2003
Return on equity
Numerator:
Net income	$2,800	$2,391

Denominator:
Beginning shareholders’ equity	19,360	17,766
Ending shareholders’ equity	21,038	19,360
Average shareholders’ equity	$20,199	$18,563
ROE	13.9%	12.9%

	For the twelve months ended September 30,
($ in millions)	Est. 2004	2003
Operating income return on equity
Numerator:
Operating income	$2,857	$2,528

Denominator:
Beginning shareholders’ equity	19,360	17,766
Unrealized net capital gains	3,037	2,446
Adjusted beginning shareholders’ equity	16,323	15,320
Ending shareholders’ equity	21,038	19,360
Unrealized net capital gains	2,802	3,037
Adjusted ending shareholders’ equity	18,236	16,323
Average shareholders’ equity	$17,280	$15,822
Operating income ROE	16.5%	16.0%

Book value per diluted share excluding the net impact of unrealized net capital gains on fixed income securities is a ratio that uses a non-GAAP measure.  It is calculated by dividing (a) shareholders’ equity after excluding the net impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by (b) total shares outstanding plus dilutive potential shares outstanding.  Book value per diluted share is the most directly comparable GAAP ratio.

We use the trend in Book value per diluted share excluding unrealized net capital gains on fixed income securities in conjunction with Book value per diluted share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily market conditions, the magnitude and timing of which are not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that Book value per diluted share excluding unrealized net capital gains on fixed income securities is a measure commonly used by insurance investors as a valuation technique.  Book value per diluted share excluding unrealized net capital gains on fixed income securities should not be considered as a substitute for Book value per diluted share and does not reflect the recorded net worth of our business.  The following table shows the two computations:

	As of September 30,		As of December 31,
(in millions, except per share data)	Est. 2004	2003	2003
Book value per diluted share
Numerator:
Shareholders’ equity	$21,038	$19,360	$20,565
Denominator:
Shares outstanding and dilutive potential shares outstanding	693.7	705.3	708.2
Book value per diluted share	$30.33	$27.45	$29.04

Book value per diluted share, excluding the net impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$21,038	$19,360	$20,565
Unrealized net capital gains on fixed income securities	2,164	2,478	2,307
Adjusted shareholders’ equity	$18,874	$16,882	$18,258
Denominator:
Shares outstanding and dilutive potential shares outstanding	693.7	705.3	708.2
Book value per diluted share, excluding unrealized net capital gains on fixed income securities	$27.21	$23.94	$25.78

Gross margin represents life and annuity premiums and contract charges and net investment income, less contract benefits and interest credited to contractholder funds.  We use gross margin as a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio.  Additionally, for many of our products, including fixed annuities, variable life and annuities, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin.  Gross margin is comprised of four components that are utilized to further analyze the business; they include the investment margin, benefit margin, and maintenance and surrender charges.  We believe gross margin and its components are useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance.  Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business.  Net income is the GAAP measure that is most directly comparable to these margins.  Gross margin is reconciled to Allstate Financial’s GAAP net income in the following tables.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003
Life and annuity premiums and contract charges	$508	$538	$1,508	$1,710
Net investment income(1)	881	823	2,553	2,424
Contract benefits	(401)	(424)	(1,174)	(1,380)
Interest credited to contractholder funds(2)	(501)	(467)	(1,430)	(1,380)
Gross margin	487	470	1,457	1,374

Amortization of DAC and DSI	(120)	(104)	(375)	(368)
Operating costs and expenses	(143)	(169)	(465)	(498)
Restructuring and related charges	(1)	(1)	(5)	(1)
Income tax expense	(72)	(61)	(203)	(159)
Realized capital gains and losses, after-tax	(33)	4	(90)	(42)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(15)	(4)	(28)	(20)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(10)	(7)	(21)	(10)
Loss on disposition of operations, after-tax	(5)	(9)	(22)	(9)
Cumulative effect of change in accounting principle, after-tax	—	—	(175)	—
Allstate Financial net income	$88	$119	$73	$267

(1) Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $15 million for the third quarter of 2004, $10 million for the third quarter of 2003, $33 million for the nine months ended September 30, 2004 and $15 million for the nine months ended September 30, 2003.

(2) Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $4 million in the third quarter of 2004 and $25 million for the nine months ended September 30, 2004.  Prior periods have not been restated.

Investment margin is a component of gross margin.  Investment margin represents the excess of net investment income over interest credited to contractholder funds and the implied interest on life contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits.  We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin.  Benefit margin represents life and life contingent immediate annuity premiums and cost of insurance contract charges less contract benefits excluding the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin.  We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended September 30,
	Investment Margin		Benefit Margin		Maintenance Charges		Surrender Charges		Gross Margin
(in millions)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums	$—	$—	$247	$309	$—	$—	$—	$—	$247	$309
Contract charges	—	—	143	127	101	84	17	18	261	229
Net investment income (1)	881	823	—	—	—	—	—	—	881	823
Contract benefits	(135)	(126)	(266)	(298)	—	—	—	—	(401)	(424)
Interest credited to contractholder funds (2)	(501)	(467)	—	—	—	—	—	—	(501)	(467)
	$245	$230	$124	$138	$101	$84	$17	$18	$487	$470

(1) Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $15 million for the third quarter of 2004 and $10 million for the third quarter of 2003.

(2) Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $4 million in the third quarter of 2004.  Prior periods have not been restated.

	Nine Months Ended September 30,
	Investment Margin		Benefit Margin		Maintenance Charges		Surrender Charges		Gross Margin
(in millions)	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums	$—	$—	$745	$1,018	$—	$—	$—	$—	$745	$1,018
Contract charges	—	—	419	388	289	249	55	55	763	692
Net investment income (1)	2,553	2,424	—	—	—	—	—	—	2,553	2,424
Contract benefits	(396)	(380)	(778)	(1,000)	—	—	—	—	(1,174)	(1,380)
Interest credited to contractholder funds (2)	(1,430)	(1,380)	—	—	—	—	—	—	(1,430)	(1,380)
	$727	$664	$386	$406	$289	$249	$55	$55	$1,457	$1,374

(1) Net investment income includes periodic settlements and accruals on non-hedge derivative instruments, pretax, totaling $33 million for the nine months ended September 30, 2004 and $15 million for the nine months ended September 30, 2003.

(2) Beginning in 2004, amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating gross margin.  Amortization of DSI totaled $25 million for the nine months ended September 30, 2004.  Prior periods have not been restated.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures.  Our method of calculating these measures may differ from that used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003
Premiums written	$6,958	$6,629	$20,032	$18,988
Change in Property-Liability unearned premiums	(450)	(421)	(696)	(669)
Other	43	22	46	56
Premiums earned	$6,551	$6,230	$19,382	$18,375

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	Est. 2004	2003	Est. 2004	2003

Life and annuity premiums(1)	$247	$309	$745	$1,018
Deposits to contractholder funds, separate accounts and other	3,770	3,691	11,011	8,774
Total premiums and deposits	$4,017	$4,000	$11,756	$9,792

(1) Life and annuity contract charges in the amount of est. $261 million and $229 million for the three months ended September 30, 2004 and 2003, respectively, and est. $763 million and $692 million for the nine months ended September 30, 2004 and 2003, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate proprietary distribution channel.  New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, net new deposits in the Allstate Bank, sales of other companies’ mutual funds, and excludes renewal premiums.  New sales of financial products by Allstate exclusive agencies for the three months ended September 30, 2004 and 2003 totaled est. $520 million and $435 million, respectively.  New sales of financial products by Allstate exclusive agencies for the nine months ended September 30, 2004 and 2003 totaled est. $1.53 billion and $1.22 billion, respectively.

This press release contains an estimate of The Allstate Corporation’s losses resulting from Hurricanes Charley, Frances, Ivan and Jeanne and an estimate of our annual operating income for 2004.  These estimates are forward-looking statements based on management’s current estimates, assumptions and projections and they are subject to the Private Securities Litigation Reform Act of 1995.

With respect to the hurricane loss estimate, actual results may differ materially for a variety of reasons, including the following:

•                  Most significantly, the reporting and evaluation of these hurricane losses has been complicated by the following facts:

•                  These storms occurred over a short period of time;

•                  Some communities were hit by more than one hurricane; and

•                  Property damage resulted from both flooding, which Allstate policies do not cover, and high winds, which Allstate policies typically do cover.

•                  Because the extent of damage is particularly difficult to assess in the initial stages of repairing residential property, our loss estimate may not accurately represent the extent of loss.

•                  Because of increased demand for services and supplies in the areas affected by the hurricanes, our loss estimate may not accurately reflect the costs of repair.

•                  The loss estimate could be affected by the amount of FHCF reimbursements actually received.

With respect to the 2004 annual operating income estimate, actual results may differ materially for a variety of reasons, including the following:

•                  Weighted average rate changes and the annual impact of rate changes on premiums written in our Property-Liability business may be lower than projected due to a decrease in PIF.

•                  Loss costs in our Property-Liability business, including losses due to catastrophes such as hurricanes and earthquakes, may exceed management’s projections.

•                  Claim frequency could be higher than expected.

•                  Lower interest rates and equity market returns could increase DAC amortization and reduce contract charges, investment margins and the profitability of the Allstate Financial segment.

We undertake no obligation to publicly correct or update any forward-looking statements.  This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in more than 16 million households protect what they have today and better prepare for tomorrow through more than 12,900 exclusive agencies and financial specialists in the U.S. and Canada.  Customers can access Allstate products and services through Allstate agencies, or in select states at allstate.com and 1-800-Allstate®. EncompassSM and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agencies.  Allstate Financial Group provides life insurance, annuity, retirement, banking and investment products through distribution channels that include Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button.  We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Michael Trevino

Media Relations

(847) 402-5600

Robert Block, Larry Moews, Phil Dorn

Investor Relations

(847) 402-2800

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